Exhibit 3.1

CERTIFICATE OF INCREASE

OF

VARIABLE RATE SERIES A PERPETUAL STRETCH PREFERRED STOCK

OF

STRATEGY INC

MARCH 23, 2026

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Strategy Inc, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that, pursuant to the authority conferred upon the Pricing and Financing Committee of the Board of Directors of the Company (the “Pricing and Financing Committee”) by the Board of Directors of the Company and by the Second Restated Certificate of Incorporation of the Company, as amended, pursuant to Section 151(g) of the Delaware General Corporation Law, the Pricing and Financing Committee has adopted a resolution authorizing and directing the increase in the number of authorized shares designated as Variable Rate Series A Perpetual Stretch Preferred Stock of the Company from 70,435,353 to 282,556,565 shares.

* * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Increase to be executed by its duly authorized officer on the date first written above.

STRATEGY INC

By:	/s/ Andrew Kang
Name: Andrew Kang
Title: Executive Vice President and Chief Financial Officer

[Certificate of Increase (Variable Rate Series A Perpetual Stretch Preferred Stock)]